VALHI REPORTS SECOND QUARTER 2011 RESULTS

DALLAS, TEXAS . . August 4, 2011.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $52.4 million, or $.46 per diluted share, in the second quarter of 2011 compared to $4.5 million, or $.04 per diluted share, in the second quarter of 2010.  For the first six months of 2011, Valhi reported net income attributable to Valhi stockholders of $90.4 million, or $.79 per diluted share, compared to $18.1 million, or $.14 per diluted share, in the first six months of 2010.  The Company reported improved net income attributable to Valhi stockholders primarily due to strong operating results in the Chemicals Segment.  The Company reported net income attributable to Valhi stockholders in the first six months of 2010 primarily due to an income tax benefit recognized during the first quarter discussed below.

The Chemicals Segment’s net sales of $537.6 million in the second quarter of 2011 were $157.4 million, or 41%, higher than the second quarter of 2010.   Net sales of $958.0 million for the first six months of 2011 were $258.2 million, or 37%, higher than the first six months of 2010.  Net sales increased in the second quarter and first six months of 2011 primarily due to higher average TiO2 selling prices and the positive impact of fluctuations in currency exchange rates.  The Chemicals Segment’s average TiO2 selling prices increased 39% in the second quarter of 2011 as compared to the second quarter of 2010, and increased 36% in the first six months of the year.  The Chemicals Segment’s average TiO2 selling prices at the end of the second quarter of 2011 were 10% higher than at the end of the first quarter of the year, continuing the improvement in selling prices that began in the second half of 2009 and continued throughout 2010 and the first quarter of 2011.  Fluctuations in currency exchange rates also impacted net sales, increasing net sales by approximately $33 million for the second quarter and approximately $28 million for the first six months of 2011. The Chemicals Segment’s sales volumes in the first six months of 2011 are a new first half record.  Inventory available for shipment in 2011 increased due to higher production volumes, and global demand for the Chemicals Segment’s TiO2 products continues to be strong.  The Chemicals Segment’s sales volumes were approximately 1% lower in the second quarter of 2011 than the second quarter of 2010 primarily due to the scheduling of available products for shipment.  The table at the end of this press release shows how each of these items impacted the overall increase in net sales.

The Chemicals Segment’s operating income for the second quarter of 2011 was $145.9 million compared with operating income of $40.4 million in the second quarter of 2010.  For the year-to-date period in 2011 the Chemicals Segment’s operating income was $249.4 million compared with operating income of $63.0 million for the first six months of 2010.  The Chemicals Segment’s operating income in the first six months of 2011 represents a new record for the Chemicals Segment. Operating income in 2011 increased due to higher TiO2 selling prices and higher production volumes.  These increases were partially offset by higher raw material and maintenance costs.  Operating income comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased operating income by approximately $6 million in the second quarter and decreased operating income by approximately $3 million in the year-to-date period.  The Chemicals Segment’s TiO2 production volumes were 6% higher in the second quarter of 2011 as compared to the second quarter of 2010, and were 7% higher in the year-to-date period, with operating rates at near full practical capacity throughout the first half of 2011.  The Chemicals Segment’s production volumes in the first six months of 2011 set a new record for a first half of the year.

The Component Products Segment had net sales of $35.2 million for the second quarter of 2011 compared to $34.4 million in the same period of 2010 and $70.0 million in the first six months of 2011 compared to $67.2 million in the same period in 2010.  Operating income was $3.1 million in the second quarter of 2011 compared to $3.0 million in the same period of 2010 and $11.9 million in the first six months of 2011 compared to $4.7 million in the same period in 2010.  The Component Products Segment’s operating income for the first six months of 2011 was favorably impacted by a $7.5 million patent litigation settlement gain in the first quarter of 2011 ($2.4 million, or $.02 per diluted share, net of tax and noncontrolling interest).   The 2011 net sales increase is principally due to higher order rates from improved economic conditions in North America.  Security products sales represented the largest percentage of the total increase in sales due to stronger sales to many of our customers in the transportation market.  Operating income improved significantly in the first six months of 2011 compared to 2011 and was consistent in the second quarter of 2011 compared to the same period of 2010 due to the net effects of (i) increased leverage of fixed costs from higher sales, (ii) higher raw material costs, (iii) the patent litigation settlement gain in the first quarter of 2011 of approximately $7.5 million, (iv) lower patent litigation legal expenses resulting from the settlement of approximately $.4 million and $1.7 million in the second quarter and first six months of 2011 compared to the same periods of 2010, respectively,  and (v) relocation costs associated with the consolidation of two precision slide facilities of approximately $.8 million and $1.8 million in the second quarter and first six months of 2011, respectively.

The Waste Management Segment’s sales decreased in the second quarter and first six months of 2011 compared to the same periods in 2010 primarily due to revenue associated with the disposal of certain hazardous waste in 2010 which had previously been stored at the Waste Management’s facility.   The Waste Management Segments’ operating loss in the first six months of 2010 includes contract termination expense of $1.1 million related to an agreement to terminate a disposal contract with a former customer.  In January 2009, the Texas Commission on Environmental Quality issued to the Waste Management Segment a final license for the near-surface disposal of Class A, B and C low-level radioactive waste (“LLRW”) at its site in Andrews County, Texas.  The LLRW disposal license was signed in September 2009.  Construction of the LLRW site began in January 2011, and the facility is expected to be operational in late 2011

Litigation settlement expense in the first six months of 2010 of $32.2 million ($.15 per diluted share net of taxes and noncontrolling interest) million relates to the settlement of certain legal proceedings of NL.   Insurance recoveries reflect, in part, amounts we received from certain of our former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  In addition, a substantial portion of the insurance recoveries we recognized in the first six months of 2010 relates to the litigation settlement referred to above. These insurance recoveries (net of tax and noncontrolling interest) aggregated $.09 per diluted share in the first six months of 2010.

Corporate general expenses increased primarily due to higher environmental remediation and related expense in 2011, including $9.7 million in expense recognized in the second quarter of 2011.

In March 2011 the Chemicals Segment completed the redemption of €80 million principal amount of its 6.5% Senior Secured Notes due 2013 at the redemption price of 102.17% of the principal amount.  Following such partial redemption, €320 million principal amount of the Senior Notes remain outstanding.  The Company’s results in the first six months of 2011 include an aggregate $3.3 million charge ($1.7 million, or $.01 per diluted share, net of tax and noncontrolling interest) in the first quarter of 2011 consisting of the call premium and the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed Senior Notes.

The Company’s income tax benefit in the first six months of 2010, which varies from the statutory federal income tax rate, includes a $35.2 million non-cash deferred tax benefit ($.21 per diluted share, net of noncontrolling interest) related to the Chemicals Segment for a European Court ruling in the first quarter of 2010 that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate net operating loss carryforwards.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ titanium dioxide pigment (“TiO2”) operations);
•
Customer inventory levels (such as the extent to which Kronos’ customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2in advance of anticipated price decreases;

•	Changes in raw material and other operating costs (such as energy costs);
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2);

•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect our intellectual property rights in our technology;
•	The introduction of trade barriers;
•	Restructuring transactions involving us and our affiliates;
•	Potential consolidation or solvency of our competitors;
•	The ability of our subsidiaries to pay us dividends (such as Kronos’ suspension of its dividend in 2009 through the third quarter of 2010);
•	Uncertainties associated with new product development;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation, and Kronos’ class action litigation;
•	Uncertainties associated with the development of new product features;
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•
Our ability to complete, obtain approval of and comply with the conditions of our licenses and permits (such as approval by the Texas Commission on Environmental Quality (“TCEQ”) of license conditions of WCS’s low-level radioactive waste disposal license); and

•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and high performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF INCOME

(In millions, except earnings per share)

	Three months ended June 30,		Six months ended June 30,
	2010	2011	2010	2011
	(unaudited)

Net sales
Chemicals	$380.1	$537.6	$699.8	$958.0
Component products	34.4	35.2	67.2	70.0
Waste management	1.2	.3	5.5	.8

Total net sales	$415.7	$573.1	$772.5	$1,028.8

Operating income (loss)
Chemicals	$40.4	$145.9	$63.0	$249.4
Component products	3.0	3.1	4.7	11.9
Waste management	(8.0)	(9.2)	(14.7)	(18.2)

Total operating income	35.4	139.8	53.0	243.1

Equity in earnings of investee	(.2)	(.1)	(.1)	(.2)

General corporate items, net:
Securities earnings	6.6	7.4	13.1	14.8
Insurance recoveries	.1	.1	18.3	.5
Litigation settlement expense	-	-	(32.2)	-
General expenses, net	(6.7)	(16.8)	(14.4)	(23.4)
Loss on the prepayment of debt	-	-	-	(3.3)
Interest expense	(17.0)	(15.9)	(34.4)	(33.1)

Income before income taxes	18.2	114.5	3.3	198.4

Provision for income taxes (benefit)	11.8	41.6	(18.2)	72.3

Net income	6.4	72.9	21.5	126.1

Noncontrolling interest in net income of subsidiaries	1.9	20.5	3.4	35.7

Net income attributable to Valhi stockholders	$4.5	$52.4	$18.1	$90.4

Basic and diluted earnings attributable to Valhi stockholders per share	$.04	$.46	$.14	$.79

Basic and diluted weighted average shares outstanding	114.3	114.0	114.3	114.1

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS NET SALES

	Three months ended June 30, 2011 vs. 2010	Six months ended June 30, 2011 vs. 2010
	(unaudited)

Percent change in net sales:
TiO2 product pricing	39%	36%
TiO2 sales volumes	(1)	-
TiO2 product mix	(6)	(3)
Changes in currency exchange rates	9	4

Total	41%	37%